Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Vital Energy Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 22, 2023, with respect to the consolidated financial statements of Vital Energy Inc., and the effectiveness of internal control over financial reporting of Vital Energy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

April 3, 2023